Exhibit 10.17
MEDQUIST INC. LONG-TERM INCENTIVE PLAN
ARTICLE 1
PURPOSE OF THE PLAN
     1.1. Purpose. The purpose of the Plan is to assist the Company in attracting and retaining key employees who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company.
ARTICLE 2
DEFINITIONS
     2.1. “Award” shall mean a grant of Points to a Participant under Article 4 of the Plan.
     2.2. “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.
     2.3. “Base Value” shall mean the Equity Value on the last day of the calendar year immediately preceding the Performance Period.
     2.4. “Benchmark Year” shall mean the calendar year prior to the calendar year in which vesting of Points is being assessed pursuant to Section 6.2. For purposes of determining whether the Equity Value for a particular Benchmark Year is less than the highest Equity Value for any Benchmark Year, calendar year 2011 shall be treated as the first Benchmark Year.
     2.5. “Board” shall mean the Board of Directors of the Company.
     2.6. “Change of Control” shall mean (1) a change in the ownership of the Company or a change in the ownership of a substantial portion of the Company’s assets, as determined pursuant to Exhibit A attached hereto, or (2) any other event deemed to constitute a “Change of Control” by the Board.
     2.7. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
     2.8. “Committee” shall mean the Compensation Committee of the Board (or such other committee as may be designated by the Board).
     2.9. “Company” shall mean MedQuist Inc., a New Jersey corporation.
     2.10. “Disability” shall mean termination of a Participant’s employment for “disability” as defined in any employment or severance agreement the Participant may have with the Company. If no such agreement exists, “Disability” shall mean termination of a Participant’s employment under circumstances such that the Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, (2) is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (3) has been determined to be totally disabled by the Social Security Administration.
     2.11. “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, as adjusted pursuant to Section 8.1.
     2.12. “Equity Value” as of any date shall mean, unless otherwise determined by the Committee, latest 12-month EBITDA times a multiple to be determined by the Committee less short and long-term debt, plus cash, as adjusted pursuant to Section 8.1.
     2.13. “Equity Value Appreciation” shall mean the difference between the Equity Value as of the end of the Performance Period and the Base Value.
     2.14. “Participant” shall mean an executive or key employee who is selected by the Committee to receive an Award under the Plan.
     2.15. “Performance Period” shall mean the period over which Equity Value Appreciation with respect to an Award is measured.
     2.16. “Plan” shall mean the MedQuist Inc. Long-Term Incentive Plan, as amended or restated from time to time.
     2.17. “Point” shall represent an interest in the Equity Value Appreciation that may be granted to Participants under the Plan.
     2.18. “Point Value” with respect to each Point shall mean 0.01 percent of Equity Value Appreciation.
ARTICLE 3
ELIGIBILITY AND ADMINISTRATION
     3.1. Eligibility. Any executive or other key employee of the Company shall be eligible to be selected as a Participant.
     3.2. Administration. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the employees to whom Awards may from time to time be granted hereunder; (ii) determine the number of Points to be covered by each Award granted hereunder; (iii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (iv) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (v) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (vii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
     Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, any stockholder and any employee. A majority of the members of the Committee may determine its actions.
     The Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by law, to the CEO the right to grant Awards.
ARTICLE 4
GRANT OF AWARDS
     4.1. Total Number of Points. A total of 600 Points shall be authorized for grant under the Plan during any Performance Period.
     4.2. Grant of Points. Participants (including those who become eligible to participate in the Plan after the start of the Performance Period) may be granted Points at any time with respect to each year in a Performance Period in the sole discretion of the Committee based upon the performance of the Company and individual achievement. In addition, Points may be granted in the sole discretion of the Committee at any time on or after the Effective Date to new hires or to retain key employees. Generally the number of Points that may be granted will range from 0 to 15 for Senior Vice Presidents (target of 10) and from 0 to 7.5 for Vice Presidents (target of 5); provided, however, that the Committee has full discretion to grant a number of Points above this general range to any Participant as long as the total number granted with respect to a Performance Period does not exceed the number provided in Section 4.1. Any Award shall be subject to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.
     4.3. Forfeitures. If any Points are forfeited, expire or otherwise terminate without payment, the Points shall, to the extent of such forfeiture, expiration, or termination, again be available for Awards under the Plan.
     4.4. Award Agreements. All Awards granted shall be evidenced by an Award Agreement.
ARTICLE 5
DETERMINATION OF POINT VALUE
     5.1. Performance Period. Except as provided in Section 8.2 or otherwise determined by the Committee, a Performance Period shall be a period of three calendar years.

     5.2. Determination of Point Value. As soon as practicable following the end of the Performance Period and the release of the Company’s audited financials, the Committee shall calculate the Equity Value Appreciation and Point Value for such Performance Period.
ARTICLE 6
VESTING AND PAYMENT OF AWARDS
     6.1. Vesting and Payment. Except as otherwise provided in Section 6.2 and Articles 7 and 8, Points shall vest in one-third annual increments beginning on the March 31 following the last day of the applicable Performance Period. Each vested Point shall entitle a Participant to a payment in cash equal to the Point Value within 60 days of the vesting date. Except as otherwise provided in Article 7, no Participant shall be eligible for a payment unless he or she is employed by the Company on the applicable vesting date.
     6.2. Mandatory Deferrals. Notwithstanding the provisions of Section 6.1, except as provided in Section 7.3 and Article 8, vesting of Points with respect to a particular Performance Period shall be deferred in any year where the Equity Value as of the most recent Benchmark Year falls below the highest Equity Value determined for any Benchmark Year. Any such deferred Points shall vest on the March 31 following the Benchmark Year in which the Equity Value exceeds the highest Equity Value attained for any Benchmark Year and payment shall be made within 60 days of the vesting date.
ARTICLE 7
TERMINATION OF EMPLOYMENT PROVISIONS
     7.1. Prior to End of Performance Period. If a Participant’s employment with the Company terminates for any reason prior to the end of the Performance Period, all Points granted with respect to that Performance Period shall be forfeited.
     7.2. Other than for Death or Disability following the End of the Performance Period. If a Participant’s employment with the Company terminates for any reason other than death or Disability after the end of the Performance Period, all unvested Points granted with respect to that Performance Period shall be forfeited.
     7.3. Death or Disability following the End of the Performance Period. If a Participant’s employment with the Company terminates by reason of death or a Participant suffers a Disability following the end of the Performance Period, any unvested Points with respect to completed Performance Periods (including those deferred pursuant to Section 6.2) shall vest and be paid within 60 days of death or Disability.
ARTICLE 8
ADJUSTMENT AND CHANGE OF CONTROL PROVISIONS
     8.1. Adjustments. In determining EBITDA, Equity Value and Equity Value Appreciation, the Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles. In the event of any merger, reorganization, consolidation, recapitalization, capital infusion, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off, asset purchase, asset sale, or similar transaction or other change in corporate structure affecting the Company, the Committee shall make such adjustments, in its sole discretion, as it deems equitable or appropriate.
     8.2. Impact of a Change of Control. Upon a Change of Control, any Awards outstanding, including those deferred pursuant to Section 6.2, shall vest. The Point Value with respect to Performance Periods in progress at the time of the Change of Control shall be calculated based on the Equity Value as of the last completed quarter immediately preceding the Change of Control minus the Base Value. Awards shall be paid within 60 days of such Change of Control.
ARTICLE 9
EFFECTIVE DATE; AMENDMENTS
     9.1. Effective Date. The Plan shall be effective as of January 1, 2009. The Plan shall remain in effect until terminated by the Board, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been settled or have expired.
     9.2. Amendment and Modification of the Plan. Subject to applicable law, the Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable. No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.
ARTICLE 10
MISCELLANEOUS
     10.1. Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan net of any applicable Federal, State and local taxes required to be paid or withheld as a result of the settlement of an Award or any other event occurring pursuant to the Plan. The Company shall have the right to withhold from wages or other amounts otherwise payable such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.
     10.2. Transferability of Awards. No Award may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.
     10.3. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any employee the right to continue in the employment or service of the Company or affect any right that the Company may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such employee at any time for any reason. Except as specifically provided by the

Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees or Participants under the Plan.
     10.4. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company except as may be determined by the Committee.
     10.5. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
     10.6. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
     10.7. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.
     10.8. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New Jersey and construed accordingly.

     10.9. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.
     10.10. Code Section 409A. All provisions of this Plan shall be interpreted in a manner consistent with Code Section 409A’s “short-term deferral” exemption. Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of participation in the Plan under Code Section 409A or any other federal, state, or local tax law. Tax consequences will depend, in part, upon the application of relevant tax law, including Code Section 409A, to the relevant facts and circumstances. Participant should consult a competent and independent tax advisor regarding the tax consequences of this Plan.
     10.11. Clawback. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that an Award granted thereunder shall be cancelled if the Participant, without the consent of the Company, while employed by or providing services to the Company or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an Award Agreement that (a) a Participant will forfeit any gain realized on the vesting of such Award if the Participant engages in any activity referred to in the preceding sentence, or (b) a Participant must repay the gain to the Company realized under a previously paid Award if a financial restatement reduces the amount that would have been earned under such Performance Award.

Exhibit A
The following rules are derived from Treasury Regulation 1.409A
-3(i)(5), and are to be construed in accordance with such regulation.
Change in the Ownership of the Company.
     A change in the ownership of the Company will occur on the date that any one person (or more than one person acting as a group, as defined below) acquires ownership of stock of the Company which, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person (or more than one person acting as a group) is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company). An increase in the percentage of stock owned by any one person (or persons acting as a group) as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this provision.
Change in the Ownership of a Substantial Portion of the Assets of the Company.
     A change in the ownership of a substantial portion of the Company’s assets will occur on the date that any one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     No change in the ownership of a substantial portion of the assets of the Company will occur as the result of a transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to—
(i)	A person who was a shareholder of the Company immediately before the asset transfer, in exchange for or with respect to the Company’s stock;

(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person (or more than one person acting as a group) that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in the preceding clause.
For these purposes, a person’s status is generally determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction but which is a majority-owned subsidiary of the Company after the transaction is not treated as a change in the ownership of the assets of the Company.
Persons Acting As a Group
     Persons will not be considered to be acting as a group solely because they purchase or own stock or assets of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of the corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person (including an entity) owns stock in both the Company and the corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction with the Company, such shareholder will be considered to be acting as a group with other shareholders only with respect to the ownership in the Company before the transaction giving rise to the change, and not with respect to the ownership interest in the other corporation.
Attribution of Stock Ownership.
     For purposes of the change-of-control rules set forth in this exhibit, Section 318(a) of the Internal Revenue Code applies to determine stock ownership.